CONSENT

I hereby consent to the use of my name in connection with the following report and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission:

1.

Technical report dated January 20, 2008 entitled “Summary Report on the Incahuasi Gold Project, Northwest Argentina” prepared by Michael Henrichsen, P.Geo of Red Viking Consulting; and

2.

The annual information form of the Company dated January 23, 2008, which includes reference to my name in connection with information relating to the foregoing report, and the properties described therein.

DATED  January 29, 2008

/s/ Michael Henrichsen

Michael Henrichsen of Red Viking Consulting